Exhibit 99.1

FOSTER WHEELER ANNOUNCES 2004 FINANCIAL RESULTS

HAMILTON, BERMUDA, March 16, 2005—Foster Wheeler Ltd. (OTCBB: FWHLF) today announced preliminary fourth quarter and full year results for the year ended December 31, 2004.  The net loss for the fourth quarter of 2004 was $95.4 million, inclusive of after-tax charges of a net $74.8 million relating to a previously-announced adverse court decision in asbestos insurance coverage allocation litigation involving certain of the Company’s subsidiaries, $18.4 million relating to three power projects in Europe and $2.0 million of restructuring costs.  For the year, the net loss was $285.3 million, inclusive of after-tax charges of $175.1 million relating to the Company’s successful equity-for-debt exchange, a $60.6 million net charge relating to the adverse court decision in the fourth quarter and the revaluation of estimated asbestos insurance receivables, $74.8 million relating to the three problem European power projects and $17.2 million of restructuring costs.  The net loss per basic share for the fourth quarter of 2004 was $7.38 and for the year was $57.84.

EBITDA (earnings/loss before income taxes, interest expense, depreciation and amortization), inclusive of the above charges, was a negative $59.2 million for the fourth quarter 2004, and a negative $104.8 million for the year.  Excluding the charges described above, EBITDA was a positive $36.2 million for the fourth quarter of 2004 and a positive $222.9 million for the full year.

“Our objective for 2004 was to successfully restructure the Company’s balance sheet and operations, and we did just that,” said Raymond J. Milchovich, chairman, president and chief executive officer.  “We reduced corporate indebtedness by $463 million during 2004, including $437 million relating to the successful equity-for-debt exchange. We also extended substantially all corporate debt maturities to 2011.”

“Our global Engineering and Construction (E&C) business and our North American Power business delivered strong operating results in 2004.  We completed a number of large projects with excellent safety records, under budget and ahead of schedule, with high client satisfaction and profits that exceeded our initial forecasts.”

“As I have previously stated, I am very disappointed with the financial implications of the three problem projects executed by our European Power business unit.  These contracts were approved prior to the implementation of the current corporate center project risk management process and included scope of work that would not be authorized for this subsidiary today.  We have taken corrective actions on all three projects, for which the construction phase is now substantially complete.  However, all three projects remain subject to final closeout and completion of the respective warranty periods.”

Worldwide cash and domestic liquidity

Total cash and short-term investments at year-end 2004 were $390.2 million, compared with $371.9 million at the end of the third quarter of 2004 and $430.2 million at year-end 2003.  Of the $390.2 million in cash and short-term investments at year-end 2004, $319.6 million was held by non-U.S. subsidiaries.

Segment EBITDA

For the fourth quarter 2004, the E&C Group’s EBITDA was $21.1 million, compared with $13.2 million for the fourth quarter of 2003.  For the year ended December 31, 2004, E&C Group EBITDA was $135.7 million, compared with $68.7 million in 2003.  The increase in 2004 EBITDA reflects strong project execution in the E&C Group’s worldwide operations and a $15.9 million net gain on the sale of power project development rights in Italy.

The Global Power Group’s EBITDA for the fourth quarter of 2004 was $16.0 million compared with $52.3 million in the fourth quarter of 2003.  For the year ended December 31, 2004, Global Power Group EBITDA was $80.7 million compared with $137.8 million in 2003.  The decline in EBITDA was driven by the $74.8 million in profit reversals and losses on the three European power projects.

Bookings, revenues and backlog

New orders booked by the Company during the fourth quarter of 2004 were $819.5 million, up 79% compared with $457.7 million during the fourth quarter of 2003.  For the year ended December 31, 2004, the Company’s new orders were up 13% to $2.44 billion compared with $2.16 billion in 2003.

For the fourth quarter 2004, new bookings for the E&C Group were $526.8 million, up significantly from $117.8 million during the fourth quarter of 2003.  For the year ended December 31, 2004, the E&C Group’s new orders were up significantly to $1.7 billion, from $1.3 billion in 2003.

New orders booked in the fourth quarter of 2004 for the Global Power Group were $295.8 million, compared with $340.9 million in the fourth quarter of 2003.  For the year ended December 31, 2004, the Global Power Group’s new orders were $696.7 million, compared with $880.7 million in 2003.  The decline in new orders is primarily the result of the overall weakness of the power sector in the USA and Europe.

The Company’s operating revenues for the fourth quarter of 2004 were $639.4 million, down from $1.13 billion in the fourth quarter of 2003.  For the year ended December 31, 2004, the Company’s operating revenues were $2.66 billion, compared with $3.72 billion in 2003.

Operating revenues for the E&C Group in the fourth quarter of 2004 were $429.0 million, down from $740.5 million in the fourth quarter of 2003.  For the year ended December 31, 2004, the E&C Group’s operating revenues were $1.7 billion, down from $2.3 billion in 2003.

The Global Power Group’s operating revenues for the fourth quarter of 2004 were $214.2 million, down from $392.3 million in the fourth quarter of 2003.  For the year ended December 31, 2004, the Global Power Group’s operating revenues were $1.0 billion, down from $1.45 billion in 2003.

The Company’s backlog at year-end 2004 was $2.1 billion, compared with $2.3 billion at the end of 2003.  Company backlog at December 31, 2004, expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, increased by 7% to $1.42 billion, compared with $1.33 billion at the end of 2003.

E&C backlog at year-end 2004 was up slightly to $1.4 billion, compared with $1.3 billion at year-end 2003.  E&C backlog expressed in Foster Wheeler scope was up 84% to $883.4 million at year-end 2004, compared with $480.4 million at year-end 2003.

Global Power Group backlog at year-end 2004 was $646.3 million compared with $957.9 million at year-end 2003.  Expressed in terms of Foster Wheeler scope, Global Power Group backlog at year-end 2004 was $534.4 million, compared with $845.1 million at year-end 2003.

Preliminary Results

The financial information in this announcement reflects the Company’s preliminary results which, in accordance with generally-accepted accounting principles, are subject to change until the

Company files its Form 10-K.  The Company expects to file its 2004 Form 10-K on or before March 31, 2005.

Calculation of EBITDA

Management uses several financial metrics to measure the performance of the Company’s business segments.  EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure.  The Company presents EBITDA because it believes it is an important supplemental measure of operating performance.  A reconciliation of EBITDA, a non-GAAP financial measure, to net earnings/(loss), a GAAP measure, is attached with the Company’s financial statements.

The Company believes that the line item on its consolidated statement of operations entitled “net earnings (loss)” is the most directly comparable GAAP measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.

EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As EBITDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.  EBITDA, adjusted for certain unusual and infrequent items specifically excluded in the terms of the Senior Credit Facility, is also used as a measure for certain covenants under the Senior Credit Facility.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•                  It does not include interest expense.  Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•                  It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations;

•                  It does not include depreciation.  Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

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05-016

Notes to Editor:

1.               Consolidated Statements, including reconciliation of EBITDA, follow.

2.               All prior period share and per share data have been revised to reflect the capital share alterations approved by the Company’s shareholders on November 29, 2004.  The capital share alterations included, among other things, a one-for-twenty reverse common share split and a reduction in the par value of both the common and preferred shares from $1.00 par value to $0.01 par value.

3.               Foster Wheeler will conduct a conference call with analysts today, March 16, at 11:00 a.m. (Eastern).  The call will be accessible to the public by telephone or Webcast.  To listen to the call by telephone in the United States, dial 888-262-9189 approximately ten minutes before the call.  International access is available by dialing 973-582-2729.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.  A replay of the call will be available on the Company’s Web site as well as by telephone.  To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 5826427# required) starting one hour after the conclusion of the call through 8 p.m. (Eastern) on Wednesday, March 30 2005.  The replay can also be accessed on the Company’s Web site for two weeks following the call.

4.               Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.  Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries.  The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

5.               Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries.   Such forward-looking statements by their nature involve a degree of risk and uncertainty.   The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of our customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, compliance with debt covenants, monetization of certain power systems facilities, implementation of our restructuring plan, recoverability of claims against customers and others, changes in estimates used in critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.   Most of these factors are difficult to predict accurately and are generally beyond our control.   You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contact:	Maureen Bingert	908-730-4444

Investor Contact:	John Doyle	908-730-4270

Other Inquiries:		908-730-4000

Foster Wheeler Ltd.  and  Subsidiaries

Consolidated Statement of Earnings -  Summary

(in thousands of dollars, except share data and per share amounts)

	Three months ended		Twelve months ended
	Dec. 31, 2004	Dec. 26, 2003	Dec. 31, 2004	Dec. 26, 2003

Unfilled orders	$2,048,100	$2,285,318	$2,048,100	$2,285,318
New orders booked	819,510	457,680	2,437,065	2,163,499

Operating revenues	639,392	1,130,912	2,661,324	3,723,815
Cost of operating revenues	(588,341)	(1,042,888)	(2,381,969)	(3,435,726)
Contract Profit	51,051	88,024	279,355	288,089

Selling, general & administrative expenses	(60,460)	(60,459)	(228,962)	(205,565)
Other income	5,770	27,524	88,383	77,493
Other deductions	(64,117)	(82,886)	(96,372)	(168,455)
Interest expense	(17,068)	(24,845)	(94,622)	(95,484)
Minority interest	12	(619)	(4,900)	(5,715)
Loss on equity-for-debt exchange	(113)		(175,054)

Loss before income taxes	(84,925)	(53,261)	(232,172)	(109,637)
Provision for income taxes	(10,436)	(27,747)	(53,122)	(47,426)
Net loss	(95,361)	(81,008)	(285,294)	(157,063)

Other comprehensive income / (loss):
Foreign currency translation adjustment	29,123	7,893	27,155	6,762
Minimum pension liability adjustment	(7,617)	72,188	(7,617)	58,677
Net comprehensive loss	$(73,855)	$(927)	$(265,756)	$(91,624)
Loss per share :
Basic	$(7.38)	$(39.46)	$(57.84)	$(76.53)
Diluted	$(7.38)	$(39.46)	$(57.84)	$(76.53)

Shares outstanding
Basic: weighted-average number of shares outstanding	12,922,076	2,052,915	4,932,370	2,052,229
Diluted: effect of share options and convertible debt	*	*	*	*
Total diluted	12,922,076	2,052,915	4,932,370	2,052,229

See summary of gains and charges for the three and twelve months ended Dec. 2004 and 2003.

*             The effect of the share options and convertible debt were not included in the calculation of diluted earnings per share as they were antidilutive due to the loss.